Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200
NEWS
RELEASE		Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2022 FOURTH QUARTER

AND FULL-YEAR FINANCIAL RESULTS

-- Record Fourth Quarter Net Sales Rise 6.2 Percent to $1.51 Billion --

-- Net Sales, Adjusted for Adverse Changes in Foreign Currency of $81.9 Million, Rise 11.9 Percent --

-- Gross Margin Percentage Increases on a Quarterly Sequential Basis --

-- Company Declares Two-for-One Stock Split --

Corona, CA – February 28, 2023 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2022.

The Company achieved record fourth quarter net sales of $1.51 billion for the 2022 fourth quarter, 6.2 percent higher than net sales for the 2021 comparable period. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2022 fourth quarter of $81.9 million. Net sales on a foreign currency adjusted basis increased 11.9 percent for the 2022 fourth quarter.

The Company implemented a price increase effective September 1, 2022 in the United States and continued to implement price increases in certain international markets in the fourth quarter of 2022, all of which positively impacted gross profit margins.

Since the beginning of the COVID-19 pandemic and the subsequent global supply chain challenges and disruptions, the Company has prioritized product availability for its consumers and customers, despite adversely impacting gross margins and operating income.

CANarchy Craft Brewery Collective LLC was acquired in February 2022 to facilitate the Company’s entry into the alcohol beverage sector. During 2022, CANarchy sustained margin pressures, costs of acquisition and integration, as well as certain other costs in preparation for the launch of the Company’s new alcohol product lines.

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Gross profit as a percentage of net sales increased on a sequential quarterly basis to 51.8 percent in the 2022 fourth quarter, from 51.3 percent in the 2022 third quarter.

Gross profit as a percentage of net sales, excluding gross profit for the Company’s Alcohol Brands segment, increased on a sequential quarterly basis to 52.5 percent in the 2022 fourth quarter, from 51.9 percent in the 2022 third quarter.

As of December 31, 2022, the Company had $1.31 billion in cash and cash equivalents, $1.36 billion in short-term investments and $61.4 million in long-term investments.

Fourth Quarter Results

Net sales for the 2022 fourth quarter increased 6.2 percent to $1.51 billion from $1.43 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2022 fourth quarter of $81.9 million. Net sales on a foreign currency adjusted basis increased 11.9 percent in the 2022 fourth quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and True North® Pure Energy Seltzer energy drinks, increased 2.6 percent to $1.39 billion for the 2022 fourth quarter, from $1.35 billion for the 2021 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $76.9 million for the 2022 fourth quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 8.3 percent in the 2022 fourth quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 41.8 percent to $93.0 million for the 2022 fourth quarter, from $65.6 million in the 2021 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $5.0 million for the 2022 fourth quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 49.4 percent in the 2022 fourth quarter.

Net sales for the Alcohol Brands segment, which is comprised of the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, were $26.9 million for the 2022 fourth quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), decreased 23.1 percent to $4.6 million for the 2022 fourth quarter, from $6.0 million in the 2021 fourth quarter.

Net sales to customers outside the United States increased 6.8 percent to $542.5 million in the 2022 fourth quarter, from $508.1 million in the 2021 fourth quarter. Such sales were approximately 36 percent of total net sales in both the 2022 and 2021 fourth quarters. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 22.9 percent in the 2022 fourth quarter.

Gross profit as a percentage of net sales for the 2022 fourth quarter was 51.8 percent, compared with 53.9 percent in the 2021 fourth quarter and 51.3 percent for the 2022 third quarter. The decrease in gross profit as a percentage of net sales for the 2022 fourth quarter was primarily the result of (i) increased ingredient and other input costs, including secondary packaging materials and increased co-packing fees, (ii) geographical and product sales mix, and (iii) increased logistical costs. The decrease in gross profit as a percentage of net sales for the 2022 fourth quarter was partially offset by pricing actions.

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Operating expenses for the 2022 fourth quarter were $390.0 million, compared with $354.7 million in the 2021 fourth quarter. The increase in operating expenses was primarily due to increased warehousing and other logistical expenses, increased payroll expenses and increased general and administrative expenses.

Operating expenses as a percentage of net sales for the 2022 fourth quarter were 25.8 percent, compared with 24.9 percent in the 2021 fourth quarter, and 28.9 percent for the 2019 fourth quarter (pre COVID-19).

Distribution costs for the 2022 fourth quarter increased to $76.1 million, an increase of 9.0 percent, or 5.0 percent of net sales, compared with $69.8 million, or 4.9 percent of net sales, in the 2021 fourth quarter, and 3.5 percent of net sales in the 2019 fourth quarter (pre COVID-19).

Selling expenses as a percentage of net sales for the 2022 fourth quarter were 9.6 percent, compared with 9.9 percent in the 2021 fourth quarter, and 12.3 percent in the 2019 fourth quarter (pre COVID-19).

General and administrative expenses for the 2022 fourth quarter were $168.5 million, or 11.1 percent of net sales, compared with $143.9 million, or 10.1 percent of net sales, for the 2021 fourth quarter, and 13.1 percent for the 2019 fourth quarter (pre COVID-19). Stock-based compensation was $14.9 million for the fourth quarter of 2022, compared with $18.1 million in the 2021 fourth quarter.

Operating income for the 2022 fourth quarter was $394.4 million, compared with $412.9 million in the 2021 fourth quarter. Operating income for the 2022 fourth quarter decreased primarily as a result of the decrease in the gross profit as a percentage of net sales, as well as the increase in operating expenses.

The effective tax rate for both 2022 and 2021 fourth quarters was 23.3 percent.

Net income for the 2022 fourth quarter decreased 6.1 percent to $301.7 million, from $321.3 million in the 2021 fourth quarter. Net income per diluted share for the 2022 fourth quarter decreased 4.9 percent to $0.57, from $0.60 in the fourth quarter of 2021.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “We are pleased to report another quarter of continued revenue growth. The energy drink category continues to expand globally. The results from our overseas operations were again overshadowed by the strength of the United States dollar in the quarter. Gross profit margin percentages increased on a sequential quarterly basis as a result of our pricing actions, as well as certain of our supply chain challenges moderating.

“We are continuing to deplete the remaining higher cost imported can inventories in the United States and in EMEA, which should be fully utilized during 2023.

“We believe that some of the increased costs that we have experienced in 2022 are likely to be transitory, although cost inflation, including increases in energy particularly in EMEA, ingredient and other input costs, as well as co-packing fees, remain challenging.

“Certain price increases are being implemented on a phased approach during the first half of 2023, some in addition to price increases or pricing actions already taken in 2022,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer said: “We continued to expand distribution of our brands in our domestic and international markets in the fourth quarter of 2022, as well as in the current quarter. In the United States, we launched Monster Energy® Zero Sugar at retail in January 2023, as well as Monster Energy® Ultra Strawberry Dreams, Monster® (stylized) Reserve Kiwi Strawberry, Monster Energy® Nitro Cosmic Peach and Java Monster® Caffe Latte earlier this month.

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“We recently launched our first flavored malt beverage alcohol product, The Beast Unleashed™ in six states. The Beast Unleashed™ contains six percent alcohol by volume and is available in four flavors. We are pleased with early results and plan to expand into additional markets in the 2023 second quarter, with the goal of being national by the end of the year. We have also commenced with the launch of Monster® Tour Water™, a pure unflavored water line, in still and sparkling variants in 19.2 oz cans. We are planning to launch Reign Storm®, which is positioned as a total wellness energy drink, in 12 oz sleek cans at retail in March 2023 in four flavors, to address a compelling opportunity in the energy drink category.

“In EMEA, as part of an ongoing pan-EMEA launch in the first quarter of 2023, we commenced distribution of Monster Energy® Lewis Hamilton 44 Zero Sugar. We also launched Fury, one of our affordable energy brands, in Egypt.

“We are planning to transition the Monster brand to the Coca-Cola distribution system in the Philippines in the second quarter of 2023.

“Our innovation pipeline of both alcoholic and non-alcoholic beverages continues to be robust,” Sacks added.

2022 Full-Year Results

Net sales for the twelve-months ended December 31, 2022 increased 13.9 percent to $6.31 billion, from $5.54 billion in the comparable period last year.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the twelve-months ended December 31, 2022 of $239.5 million. Net sales on a foreign currency adjusted basis increased 18.2 percent for the twelve-months ended December 31, 2022.

Gross profit, as a percentage of net sales, for the twelve-months ended December 31, 2022 was 50.3 percent, compared with 56.1 percent in the comparable period last year.

Operating expenses for the twelve-months ended December 31, 2022 were $1.59 billion, compared with $1.31 billion in the comparable period last year.

Operating income for the twelve-months ended December 31, 2022 decreased to $1.58 billion, from $1.80 billion in the comparable period last year.

The effective tax rate was 24.2 percent for the twelve-months ended December 31, 2022, compared with 23.5 percent in the comparable period last year.

Net income for the twelve-months ended December 31, 2022 decreased 13.5 percent to $1.19 billion, from $1.38 billion in the comparable period last year.  Net income per diluted share for the twelve-months ended December 31, 2022 decreased 13.1 percent to $2.23, from $2.57 in the comparable period last year.

Share Repurchase Program

During the 2022 fourth quarter, the Company purchased approximately 2.3 million shares of its common stock at an average purchase price of $89.10 per share, for a total amount of $201.6 million (excluding broker commissions).

As of February 28, 2023, approximately $682.8 million remained available for repurchase under the previously authorized repurchase programs.

Stock Split

The Company today announced that its Board of Directors has approved and declared a 2-for-1 split of its common stock that will be effected in the form of a 100% stock dividend. Each stockholder of record on March 13, 2023 will receive a dividend of one additional share of common stock for each then-held share, to be distributed after close of trading on March 27, 2023. The Company anticipates its common stock to begin trading at the split-adjusted price on March 28, 2023.

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Investor Conference Call

The Company will host an investor conference call today, February 28, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® Energy Water non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm® Total Wellness energy drinks, True North® Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster® Tour Water™ brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Wild BasinTM hard seltzers, Dallas Blonde® and The Beast UnleashedTM. For more information visit, www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of rising costs and inflation on the discretionary income of our consumers, the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors, such as the alcoholic beverage sector; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate CANarchy and other acquired businesses or assets; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy or alcohol drinks and/or the energy or alcohol drink markets generally; changes in U.S. tax laws as a result of any legislation proposed by the current U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2021, and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2022 AND 2021

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net sales¹	$1,512,930	$1,425,045	$6,311,050	$5,541,352

Cost of sales	728,615	657,465	3,136,483	2,432,839

Gross profit¹	784,315	767,580	3,174,567	3,108,513
Gross profit as a percentage of net sales	51.8%	53.9%	50.3%	56.1%

Operating expenses	389,964	354,700	1,589,846	1,311,046
Operating expenses as a percentage of net sales	25.8%	24.9%	25.2%	23.7%

Operating income¹	394,351	412,880	1,584,721	1,797,467
Operating income as a percentage of net sales	26.1%	29.0%	25.1%	32.4%

Other (expense) income, net	(825)	6,131	(12,757)	3,952

Income before provision for income taxes¹	393,526	419,011	1,571,964	1,801,419

Provision for income taxes	91,853	97,697	380,340	423,944
Income taxes as a percentage of income before taxes	23.3%	23.3%	24.2%	23.5%

Net income	$301,673	$321,314	$1,191,624	$1,377,475
Net income as a percentage of net sales	19.9%	22.5%	18.9%	24.9%

Net income per common share:
Basic	$0.58	$0.61	$2.26	$2.61
Diluted	$0.57	$0.60	$2.23	$2.57

Weighted average number of shares of common stock and common stock equivalents:
Basic	522,373	529,193	526,779	528,763
Diluted	529,155	535,747	533,221	535,639

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	166,227	153,450	701,677	613,441

Average net sales per case[2]	$8.91	$9.25	$8.82	$8.99

1Includes $9.9 million and $10.2 million for the three-months ended December 31, 2022 and 2021, respectively, related to the recognition of deferred revenue. Includes $40.0 million and $41.5 million for the twelve-months ended December 31, 2022 and 2021, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol segment net sales of $26.9 million for the three-months ended December 31, 2022. Excludes Other segment net sales of $4.6 million and $6.0 million for the three-months ended December 31, 2022 and 2021, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers. Excludes Alcohol segment net sales of $101.4 million for the twelve-months ended December 31, 2022. Excludes Other segment net sales of $22.9 million and $25.9 million for the twelve-months ended December 31, 2022 and 2021, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2022 AND DECEMBER 31, 2021

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,307,141	$1,326,462
Short-term investments	1,362,314	1,749,727
Accounts receivable, net	1,016,203	896,658
Inventories	935,631	593,357
Prepaid expenses and other current assets	109,823	82,668
Prepaid income taxes	33,785	33,238
Total current assets	4,764,897	4,682,110

INVESTMENTS	61,443	99,419
PROPERTY AND EQUIPMENT, net	516,897	313,753
DEFERRED INCOME TAXES	177,039	225,221
GOODWILL	1,417,941	1,331,643
OTHER INTANGIBLE ASSETS, net	1,220,410	1,072,386
OTHER ASSETS	134,478	80,252
Total Assets	$8,293,105	$7,804,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$444,265	$404,263
Accrued liabilities	172,991	210,964
Accrued promotional allowances	255,631	211,461
Deferred revenue	43,311	42,530
Accrued compensation	72,463	65,459
Income taxes payable	13,317	30,399
Total current liabilities	1,001,978	965,076

DEFERRED REVENUE	223,800	243,249

OTHER LIABILITIES	42,286	29,508

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 641,844 shares issued and 522,300 shares outstanding as of December 31, 2022; 640,043 shares issued and 529,323 shares outstanding as of December 31, 2021	3,209	3,200
Additional paid-in capital	4,780,013	4,652,620
Retained earnings	9,001,173	7,809,549
Accumulated other comprehensive loss	(159,073)	(69,165)
Common stock in treasury, at cost; 119,544 and 110,720 shares as of December 31, 2022 and December 31, 2021, respectively	(6,600,281)	(5,829,253)
Total stockholders’ equity	7,025,041	6,566,951
Total Liabilities and Stockholders’ Equity	$8,293,105	$7,804,784